Exhibit 10.17

March 30, 2010

Mr. Timothy S. Jenks

c/o NeoPhotonics Corporation

2911 Zanker Road

San Jose, CA 95134

Dear Tim,

On behalf of the shareholders of NeoPhotonics Corporation, I am pleased to extend to you this terms of employment letter confirming the terms of your leadership role in our company. NeoPhotonics holds core technologies that are enabling us to build a truly innovative and remarkable business and your role will be a critical one in insuring its success. This letter is a formal confirmation for your role in NeoPhotonics Corporation as Chairman, Chief Executive Officer and President, reporting to the Board of Directors.

In your role as Chairman, Chief Executive Officer and President, your responsibilities will be to provide leadership to position the company at the forefront of the industry; to develop a strategic plan to advance the company’s mission and objectives and to promote revenue, profitability and growth as an organization; and to oversee company operations to insure production efficiency, quality, service, and cost-effective management of resources. As Chairman, you will additionally enable the Board to fulfill its governance function and to give direction and leadership toward the achievement of the organization’s philosophy, mission, strategy, and its annual goals and objectives.

Specific responsibilities will include but not be limited to:

•	Develop a strategic plan to advance the company’s mission and objectives and to promote revenue, profitability, and growth as an organization.

•	Oversee company operations to insure production efficiency, quality, service, and cost-effective management of resources.

•	Plan, develop, and implement strategies for generating resources and/or revenues for the company.

•	Identify acquisition and merger opportunities and direct implementation activities.

•	Approve company operational procedures, policies, and standards.

•	Evaluate performance of executives for compliance with established policies and objectives of the company and contributions in attaining objectives.

•	Promote the company’s corporate image through effective means globally; and represent the company publicly.

•	Manage processes for and present at company report at Annual Stockholder and Board of Director meetings.

•	Oversee foreign operations to include evaluating operating and financial performance.

NeoPhotonics Corporation    2911 Zanker Road, San Jose, CA 95134 USA    Tel: 408-232-9200    Fax: 408-456-2971     www.neophotonics.com

You will lead the company’s global Executive Committee, responsible for company strategy, direction and coordination of the company’s direction and performance. Organizational responsibilities include NeoPhotonics Corporation, plus China subsidiary NeoPhotonics (China) Co., Ltd., and all associated entities including legal representative and board responsibilities.

Your compensation will be based on a base salary, annual variable pay based on company performance, company stock and long term incentives. Your base salary initially will be $320,000 per year and will be reviewed and adjusted periodically by the company’s Compensation Committee.

It is our intention to provide you with certain severance benefits should your employment with the Company terminate under certain circumstances. Such benefits are intended to provide you with enhanced financial security and with sufficient incentive and encouragement for to remain with the Company. In conjunction with your role at NeoPhotonics, your Amended Severance Agreement is updated simultaneous with this letter and your benefits from other company policies remain in effect except to the extent that this letter provides additional or enhanced benefits.

We look forward to a long, productive, and enjoyable working relationship. As an at-will employer, however, you have the right to terminate your employment with NeoPhotonics at any time and for any reason whatsoever simply by notifying the Company. NeoPhotonics, likewise, has the same right. This at-will employment relationship cannot be changed except in a writing signed by the appropriate Company officer.

The details of our benefit plans and our terms of employment are specified in our Employee Resource Manual, which is available for your review at any time. As a NeoPhotonics employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Resource Manual. As an employee of the Company, you agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. Refer to the company’s Employee Resource Manual for additional information regarding applicable company policies.

As an employee of NeoPhotonics, you will be required to execute NeoPhotonics’ Proprietary Information Agreement. This letter will confirm your representations to us that:

(i)	You are not a party to any employment agreement or other contract or arrangement that prohibits your full time employment with NeoPhotonics,
(ii)	You will not disclose any trade secret or confidential information to any third party to NeoPhotonics, and
(iii)	You do not know of any conflict that would restrict your employment with NeoPhotonics.

We are very excited about the prospect of you joining the NeoPhotonics team and we look forward to an enduring and rewarding relationship. Your experience, professional knowledge, talents, skills and energy are an excellent match with NeoPhotonics.

NeoPhotonics Corporation    2911 Zanker Road, San Jose, CA 95134 USA    Tel: 408-232-9200    Fax: 408-456-2971     www.neophotonics.com

Yours very sincerely,
NeoPhotonics Corporation

/s/ T. Peter Thomas

T. Peter Thomas
Chairman, Compensation Committee
For the Board of Directors

Mr. Timothy S. Jenks

Chairman, Chief Executive Officer and President

Terms of Employment Letter dated March 30, 2010

/s/ Timothy S. Jenks
Accepted: Timothy S. Jenks

3/30/2010
Date

NeoPhotonics Corporation    2911 Zanker Road, San Jose, CA 95134 USA    Tel: 408-232-9200    Fax: 408-456-2971     www.neophotonics.com